Exhibit 99.3

STOCK PLEDGE AGREEMENT

This STOCK PLEDGE AGREEMENT (this “Agreement”) is entered into and made effective as of November 17, 2006, by and between AP Holdings International, Inc., a Texas corporation whose address is 3001 Knox Street, Suite 401, Dallas, Texas 75205 (“Pledgor”) and the individuals and entities listed on Attachment A (collectively, “Secured Party”), whose offices are located at 8101 West 34th Avenue, Amarillo, Texas 79121-1069.

WHEREAS, Pledgor is the maker of a promissory note of even date herewith in the original principal amount of $26,712,500.00, payable to the order of Secured Party (the “Note”), and the Note is being given in consideration for the transfer to Pledgor of 106,850,000 shares of Common Stock, par value $0.001 per share, of Apollo Resources International, Inc., a Utah corporation; and

WHEREAS, Pledgor has agreed to pledge such Common Stock (the “Pledged Shares”) to the Secured Party as security for the repayment of the Note (the “Secured Indebtedness”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and promises contained herein, Secured Party and Pledgor hereby agree as follows:

1.             Pledge.  As collateral security for the payment and performance of the Secured Indebtedness, Pledgor hereby pledges, hypothecates, assigns, transfers, sets over, and delivers unto Secured Party, and hereby grants Secured Party a lien and security interest in, the following:

(a)           the Pledged Shares and the certificates representing the Pledged Shares, and all cash, securities, dividends, increases, distributions, and profits received therefrom or in connection therewith, including distributions or payments in partial or complete liquidation or redemption, or as a result of reclassifications, readjustments, reorganizations, stock splits or other changes in time to time received, receivable, or otherwise distributed or delivered to Secured Party, and all rights and privileges pertaining thereto;

(b)           all additional shares of stock of Secured Party from time to time acquired by Pledgor in any manner, and all dividends, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such additional shares;

(c)           all securities hereafter delivered to Secured Party in substitution for, or in addition to, any of the foregoing, all certificates representing or evidencing such securities, and all cash, securities, instruments, documents, dividends, increases, distributions, and profits received therefrom, and any other property at any time and from time to time received by, receivable by, or otherwise distributed or delivered to Secured Party in respect of or in exchange for any or all of the property described;

(d)           all subscriptions, warrants, options, and any other rights issued now or hereafter by Secured Party or any other person whatsoever upon or in connection with the Pledged Shares and any part of the Pledged Collateral (as defined below); and

(e)           all products and proceeds of the foregoing and all general intangibles and contract rights related thereto, including without limitation, all revenues, distributions, dividends, property, registration rights, contract rights, and other rights and interests that Pledgor is, or may hereafter become, entitled to receive on account of any collateral described in subsections 2(a) through (e);

(all such Pledged Shares, certificates, securities, instruments, documents, dividends, increases, distributions, profits, intangibles, contract rights, and other property being herein collectively called the “Pledged Collateral”).

2.             Term.  This Agreement shall remain in effect until the Secured Indebtedness is paid in full.

3.             Delivery of Pledged Collateral.  Concurrently with Pledgor’s execution of this Agreement, Pledgor shall deliver to Secured Party all certificates or instruments representing the Pledged Collateral, together with properly executed irrevocable certificates of assignment thereof, endorsed in blank, as security for the repayment and performance of the Secured Indebtedness.

4.             Covenants.  So long as the Secured Indebtedness remains outstanding, Pledgor covenants and agrees not to sell, mortgage, hypothecate, assign, or otherwise transfer, nor permit any lien or security interest to be created against, any portion of the Pledged Collateral, in whole or in part, without the prior written consent of Secured Party.

5.             Release of Pledged Collateral.  This Agreement shall terminate, and Pledgor shall be entitled to a release of the Pledged Collateral from the lien and security interest on the Pledged Collateral created under this Agreement, upon the payment in full of the Secured Indebtedness.

6.             Rights and Remedies of Secured Party Upon and After Default.

(a)           Remedies.  Upon the occurrence of an Event of Default (as defined in the Note), in addition to any and all other rights and remedies which Secured Party may then have hereunder, under other contracts or agreements between Pledgor and Secured Party, under applicable law, or under the Uniform Commercial Code as in effect in the State of Texas (the “Code”), or otherwise, Secured Party may, at its option: (i) declare the entire unpaid balance of principal and all accrued interest on the Secured Indebtedness immediately due and payable, without written notice of demand, notice of intent to accelerate, notice of acceleration, or presentment, all of which are hereby waived; (ii) reduce its claim to judgment, foreclose, or otherwise enforce its security interest in all or any part of the Pledged Collateral by any available judicial procedure; (iii) after notification, if any, expressly provided for herein, sell or otherwise dispose of, at the office of Secured Party or elsewhere, as chosen by Secured Party, all or any part of the Pledged Collateral, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts, and at any such sale it shall not be necessary to exhibit the Pledged Collateral; (iv) at its discretion, retain the Pledged Collateral in satisfaction of the Secured Indebtedness whenever the circumstances are such that Secured Party is entitled to do so under the Code; (v) purchase the Pledged Collateral at any public sale in accordance with the Code; (vi) purchase the Pledged Collateral at any private sale in accordance with the Code; and (vii) exercise the rights set forth in this Section 6 in accordance with the Code.

(b)           Sale of Pledged Collateral.  Secured Party is authorized at any sale of the Pledged Collateral, if it deems it advisable, to restrict the prospective bidders or purchasers to those persons who will represent and agree that they are purchasing for their own account, for investment, and not with a view to distribution or sale of any of the Pledged Collateral.  Upon any such sale, Secured Party shall have the right to deliver, assign, and transfer to the purchaser thereof the Pledged Collateral so sold.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor.  Pledgor specifically waives, to the fullest extent permitted by applicable law, all rights of redemption, stay, or appraisal that it has or may have under any rule of law or statute now existing or hereafter adopted, and such waiver shall be deemed to have been made after default.  Secured Party shall give Pledgor ten (10) days’ written notice of its intention to make any such public or private sale.  Secured Party shall have no obligation to disclose or provide any information concerning the Secured Party or the Pledged Collateral to prospective purchasers of the Pledged Collateral other than information in its possession at such time, and Pledgor agrees and acknowledges that it shall be commercially reasonable for any notices of any such sale, published or otherwise, to specifically so state.  At any such sale the Pledged Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may elect, and any such election shall be presumed to be commercially reasonable.  Secured Party shall not be obligated to make any such sale pursuant to any such notice.  Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Pledged Collateral on credit or for future delivery, the Pledged Collateral so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take and pay for the Pledged Collateral so sold, and, in case of any such failure, such Pledged Collateral may again be sold upon like notice.  Secured Party may also, at its discretion, proceed by a suit or suits at law or in equity to foreclose the pledge and sell the Pledged Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(c)           Possible Restrictions on Sale of Pledged Collateral.  Because of the Securities Act, or any other applicable laws or regulations, there may be legal restrictions or limitations affecting Secured Party in any attempts to dispose of certain portions of the Pledged Collateral in the enforcement of its rights and remedies hereunder.  For these reasons Secured Party is hereby authorized by Pledgor, but not obligated, in the event of any Event of Default hereunder giving rise to Secured Party’s rights, to sell or otherwise dispose of the Pledged Collateral, and after the giving of any notices required herein, to sell all or any part of the Pledged Collateral at a private sale, subject to an investment letter or in any other manner that will not require the Pledged Collateral, or any part thereof, to be registered in accordance with the Securities Act or other applicable rules and regulations promulgated thereunder, or any other law or regulation, at the best price reasonably obtainable by Secured Party at any such private sale or other disposition in the manner mentioned above, and Pledgor specifically acknowledges that any such disposition shall be commercially reasonable under the Code.  Secured Party is also hereby authorized by Pledgor, but not obligated, to take such actions, give such notices, obtain such consents, and do such other things as Secured Party may deem required or appropriate in the event of a sale or disposition of any of the Pledged Collateral.  Pledgor clearly understands that Secured Party may at its discretion approach a restricted number of potential purchasers and that a sale under such circumstances may yield a lower price for the Pledged Collateral, or any part or parts thereof, than would otherwise be obtainable if same were registered and sold in the open market.  Pledgor agrees that such private sale shall constitute a commercially reasonable method of disposing of the Collateral in view of the time, expense, and potential liability to the parties of such transactions of registration of the Collateral in accordance with applicable securities laws.

(d)           Notification.  Reasonable notification of the time and place of any public sale of the Pledged Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Pledged Collateral is to be made, shall be sent to Pledgor and to any other person entitled under the Code to notice; provided, that if the Pledged Collateral threatens to decline quickly in value or is of a type customarily sold on a recognized market, Secured Party may sell or otherwise dispose of the Pledged Collateral without notification, advertisement, or other notice of any kind. It is agreed that notice sent or given not less than ten (10) calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purpose of this Agreement.

(e)           Application of Proceeds.  Upon the maturity of any instrument evidencing the Secured Indebtedness or any part thereof, whether such maturity be by such terms of such instruments or through the exercise of any power of acceleration, Secured Party is authorized and empowered to apply any and all funds realized from the sale of the Pledged Collateral not previously credited against the Secured Indebtedness first, toward the payment of the costs, charges, and expenses, if any, incurred in the collection of such funds hereunder, and then, toward the payment (in such order as Secured Party shall elect) of the Secured Indebtedness, and shall pay any balance remaining to Pledgor or as prescribed by the Code.

(f)            Notices.  In the event that any notice is required to be given to Pledgor with respect to any sale or liquidation of the Pledged Collateral, any notice addressed to Pledgor at the address set forth in Section 10 below, postage prepaid, deposited in the United States mail ten (10) days prior to the date of any such intended action, shall be deemed to be a sufficient and commercially reasonable notice. Nothing contained herein shall prevent Secured Party from giving notice in any other manner that is considered reasonable.

7.             Attorney-in-Fact.  For the purposes hereunder set forth, Pledgor does hereby irrevocably make, constitute, designate and appoint Secured Party (and any agents designated by Secured Party) as Pledgor’s true and lawful attorney-in-fact and agent.  Upon an Event of Default hereunder by Pledgor, such agent shall have full power and authority for and in the name of Pledgor to arrange for any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees (in each case as pledgee hereunder).  Pledgor does hereby ratify and confirm all that said agent may do or cause to be done in connection with any of the powers or authorities herein conferred.

8.             Severability.  If any provision of this Agreement or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provisions to other parties or circumstances will not be affected thereby, the provisions of this Agreement being severable in any such instance.

9.             No Waiver.  No waiver by Secured Party of any right hereunder or of any Event of Default shall be binding upon Pledgor unless in writing executed by Secured Party.  Failure or delay by Secured Party to exercise any right hereunder or waiver by Secured Party of any default shall not operate as a waiver of any other right, the further exercise of such right, or any further default.

10.           Notice.  Any notice or demand required to be given hereunder to Pledgor shall be in writing and shall be deemed to have been duly given and received, if given by hand, when a writing containing such notice is received by the person to whom addressed or, if given by mail, when a certified or registered letter containing such notice, with postage prepaid, is deposited in the United States mail, addressed to:

AP Holdings International, Inc.
3001 Knox Street, Suite 401
Dallas, Texas 75205

11.           Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.  Secured Party may assign this Agreement and its rights hereunder without notice to or the consent of Pledgor, but no such assignment shall relieve Secured Party of its obligations hereunder.

12.           Entire Agreement.  This Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter hereof.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.           Binding Effect; Laws.  This Agreement shall be governed as to validity, interpretation, effect and in all other respects by the laws of the State of Texas.

14.           Financing Statement.  Secured Party shall have the right at any time to execute and file this Agreement as a financing statement, but the failure of Secured Party to do so shall not impair the validity or enforceability of this Agreement.

15.           Payment of Expenses.  At Secured Party’s option, Secured Party may (but shall not be obligated to) discharge taxes, liens, and interest, perform or cause to be performed, for and on behalf of Pledgor, any actions and conditions, obligations, or covenants which Pledgor has failed or refused to perform, and may pay for the repair, maintenance, or preservation of any of the Pledged Collateral, and all sums so expended, including, but not limited to, reasonable attorneys’ fees, court costs, agents’ fees or commissions, or any other costs or expenses, shall become part of the Secured Indebtedness, shall bear interest from the date of payment at the interest rate set forth in the Note, shall be payable at the place designated for payment of the Secured Indebtedness, and shall be secured by this Pledge Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year set forth above.

PLEDGOR:

AP Holdings International, Inc.,
a Texas limited liability company

/s/ Dennis G McLaughlin
Dennis G. McLaughlin, Manager

SECURED PARTY:

Golden Spread Energy, Inc.,
a Texas corporation

By:	/s/ Oliver Kendall Kelley
	Name:	Oliver Kendall Kelley
	Title:	Chief Executive Officer

Telluride Investments, Inc. f.k.a. GSEJKM, Inc.,
a Texas corporation

By:		/s/ Judy K. Morgan
Name:		Judy K. Morgan
Title:		President

GSEKFT, Inc.,
a Texas corporation

By:	/s/ Oliver Kendall Kelley
	Name:	Oliver Kendall Kelley
	Title:	Chief Executive Officer

GSESKO, Inc.,
a Texas corporation

By:	/s/ Sharon Kelley Oeschger
	Name:	Sharon Kelley Oeschger
	Title:	President

Neptune Leasing, Inc.,
a Texas corporation

By:	/s/ Oliver Kendall Kelley
	Name:	Oliver Kendall Kelley
	Title:	Chief Executive Officer

/s/ Oliver Kendall Kelley
Oliver Kendall Kelly, Individually

Attachment A

Secured Party

Golden Spread Energy, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

Telluride Investments, Inc. f.k.a. GSEJKM, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

GSEKFT, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

GSESKO, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

Neptune Leasing, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

Oliver Kendall Kelley
8101 West 34th Avenue
Amarillo, Texas 79121-1069